Exhibit 10.2.3
CARDINAL HEALTH, INC.
RESOLUTIONS OF THE HUMAN RESOURCES AND
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ADOPTED ON MAY 7, 2002
RESOLVED, that the reference to years of service with a subsidiary of the Company prior to the time that such subsidiary became a subsidiary of the Company provided for in clause (i) of the penultimate sentence of Section 5(g) (definition of retirement) of the Company’s Amended and Restated Equity Incentive Plan, as amended (the “Equity Incentive Plan”) and the Company’s Broadly-based Equity Incentive Plan, as amended (the “Broadly-based Plan”), is hereby clarified that the years of service is intended to include only years of continuous service with such subsidiary.
RESOLVED, further, that, consistent with such clarifications, the penultimate sentence of Section 5(g) of the Equity Incentive Plan and the penultimate sentence of Section 5(g) of the Broadly-based Plan each is hereby amended to provide as follows:
     For purposes of the Plan, unless otherwise determined by the Committee, retirement shall mean voluntary termination of employment by a participant from the Company after attaining age fifty-five (55) and having (i) at least ten (10) years of continuous service with the Company, including continuous service with a subsidiary of the Company prior to the time that such subsidiary became a subsidiary of the Company, and (ii) at least five years of continuous service with the Company, excluding service with a subsidiary of the Company prior to the time that such subsidiary became a subsidiary of the Company.